EXHIBIT 97.1

FIRST GUARANTY BANCSHARES, INC.

POLICY FOR THE RECOVERY OF
ERRONEOUSLY AWARDED COMPENSATION

A.OVERVIEW

In accordance with the applicable rules of the Nasdaq Stock Market (the “Nasdaq Rules”), Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board of First Guaranty Bancshares, Inc. (the “Company”) has adopted this Policy (the “Policy”) to provide for the recovery of erroneously awarded Covered Compensation (as defined herein) from executive officers of the Company or its wholly-owned subsidiary, First Guaranty Bank (collectively, “Executive Officers”). All capitalized terms used and not otherwise defined herein shall have the meanings set forth in Section V below.

A.CLAWBACK EVENTS

A.Restatement Clawback

If the Company is required to undertake a Restatement, then the Board will review all incentive-based compensation (whether in the form of cash or equity, including any award of stock options, restricted stock, performance shares, phantom stock, deferred stock units or restricted stock units) granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure (“Covered Compensation”) received by any Executive Officer of the Company or its wholly-owned subsidiary, First Guaranty Bank during the Applicable Period. If the amount of Covered Compensation received by such an Executive Officer would have been lower had it been determined based on such restated financial results, the Board shall require the forfeiture and/or return of the full amount of the excess portion of such Covered Compensation (on a pre-tax basis) (a “Restatement Clawback”). For purposes of this policy, an Executive Officer is deemed to have “received” Covered Compensation on the date that the applicable Financial Reporting Measure is satisfied or attained, regardless of when the Covered Compensation is actually awarded, vested or paid.

For the avoidance of doubt, if the conditions necessary to trigger a Restatement Clawback exist, the Board is required to seek reimbursement of the applicable amount of Covered Compensation under this policy, without giving consideration to any mitigating circumstances, including the relative culpability, if any, of the impacted Executive Officer(s) in the events that gave rise to the triggering Restatement. Notwithstanding the foregoing, if in connection with a Restatement Clawback: (i) after making a reasonable attempt to recover the excess Covered Compensation, the Board reasonably determines that the direct expense to be paid to a third party to recover such excess Covered Compensation would exceed the amount of the Covered Compensation to be recovered and, therefore, that recovery is impracticable, or (ii) the recovery of the Covered Compensation would cause the Company’s tax qualified retirement plan to fail to meet the requirements of Internal Revenue Code Section 401(a)(13), then in each case, the Company will not be required to seek recovery hereunder.

A.Improper Conduct Clawback

If any Executive Officer has engaged in Improper Conduct that either has resulted in, or could reasonably be expected to result in, an Adverse Effect, then the Board may, if it determines appropriate in its sole discretion, after evaluating the associated costs and benefits, seek to recover all or any portion of Covered Compensation (on a pre- or post-tax basis, as determined by the Board in its sole discretion) paid to any such Executive Officer during the Applicable Period (an “Improper Conduct Clawback”).

In determining the remedies, if any, to pursue in the event of an Executive Officer’s Improper Conduct, the Board may take into account all relevant factors, including without limitation:

a. the nature and severity of the Improper Conduct and its impact on the Company and its subsidiaries;

b. the likelihood of success in taking action relative to the effort involved (e.g., the expense of recovering the applicable incentive compensation does not exceed the amount sought to be recovered);

c. any pending or threatened legal proceedings relating to, directly or indirectly, the acts or omissions outlined herein, and any actual or anticipated resolution;

d. whether taking action may prejudice the Company’s or its subsidiaries’ interests in any way; and

e. the tax consequences to the Company or its subsidiaries of taking action.

For the avoidance of doubt, in exercising its business judgment in connection with an Improper Conduct Clawback, the Board may consider any other factors it deems relevant in its determination.

A.DISCLOSURE

The Company shall disclose to its shareholders not later than the filing of the next following proxy statement the actions taken or the decision not to take action with regard to recovery or non-recovery, as the case may be, of Covered Compensation (including reporting the aggregate amounts recovered) related to any Restatement or to any Improper Conduct, so long as such event was previously disclosed in the Company’s filings with the SEC.

A.GENERAL

This Policy shall apply to any Covered Compensation received by an Executive Officer from and after the date of adoption of this policy, regardless of the date on which such Covered Compensation was first granted or awarded to an Executive Officer). Notwithstanding the foregoing, the Improper Conduct Clawback does not apply to an Executive Officer that is party to any employment agreement (or other similar arrangement) with the Company.

Both the Restatement Clawback and the Improper Conduct Clawback may be enforced by reducing or cancelling outstanding incentive compensation or equity awards, by requiring the return of shares issued in settlement of an award or the proceeds realized in any sale of the same, and by legal process asserting a claim for repayment. In addition, the Board may take such other action to enforce an Executive Officer’s obligations to the Company as it may deem appropriate in view of all of the facts surrounding the particular case. The vesting, payment or other receipt of any rights or benefits awarded by the Company to an Executive Officer which are subject to this policy may be suspended pending an investigation and final determination by the Board with regard to any accounting restatement or alleged Improper Conduct that may be subject to a determination by the Board under this policy.

For the avoidance of doubt, the Board may, in its sole discretion and in the reasonable exercise of its business judgment, determine whether and to what extent additional action is appropriate to address the circumstances surrounding such Restatement or such Improper Conduct so as to minimize the likelihood of any recurrence and to impose such other discipline as it deems appropriate.

Except as expressly provided herein, any determination of the Board with respect to the application and operation of this policy shall be conclusive and binding on the Company and the relevant Executive Officer.

By accepting any compensation as to which this policy applies, each Executive Officer agrees to the foregoing and agrees to forfeit and/or return compensation to the Company as provided by this policy, as the same may be modified by, or superseded by any replacement policy adopted by, the Board.

A.DEFINITIONS

For purposes of this Policy, the following terms shall have the following meanings:

a.“Adverse Effect” means any significant adverse impact on the reputation of, or a significant adverse economic consequence for, the Company or any of its affiliated companies, or any division or segment thereof.

a.“Applicable Period” means (i) in the case of any Restatement, the three-year period immediately preceding the date on which the Company is required to prepare the Restatement and any “transition period” as prescribed under Rule 10D-1 under the Exchange Act and (ii) in the case of any Improper Conduct, the three-year period preceding the date of the Improper Conduct, as determined by the Board.

a.“Board” means the Board of Directors of the Company, the Compensation Committee of the Board of Directors or such other committee of the Board of Directors that, at the relevant time, has the authority for making determinations as to the compensation of Executive Officers.

a.“Financial Reporting Measure” means any measure determined and presented in accordance with the accounting principles used in preparing the Company’s consolidated financial statements (and any measures that are derived wholly or in part from those measures), including GAAP and non-GAAP measures, as well as stock price and total shareholder return (TSR).

a.“Improper Conduct” means an Executive Officer’s willful misconduct (including, but not limited to, fraud, bribery or other illegal acts) or gross negligence, which, in either case, includes any failure to report properly, or to take appropriate remedial action with respect to, such misconduct or gross negligence by another person.

a.“Restatement” means any required accounting restatement (occurring after the effective date of this Policy) or any of the Company’s consolidated financial statements that have been filed with the SEC, due to material non-compliance with any financial reporting requirement under the Exchange Act or the Securities Act of 1933, as amended, to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if that error were corrected in the current period or left uncorrected in the current period. For purposes hereof, the Company will be deemed to have been “required” to prepare an accounting restatement on the date that is the earlier of (i) the date the Board, any committee thereof or any officers of the Company authorized to take such action concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirements under the federal securities laws or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an accounting restatement.

a.“SEC” means the Securities and Exchange Commission.

Clawback Policy Acknowledgement

I, the undersigned Executive Officer of the Company, agree and acknowledge that I am fully bound by, and subject to, all of the terms and conditions of the First Guaranty Bancshares, Inc. Clawback Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”). In the event of any inconsistency between the Policy and the terms of any employment agreement (or similar arrangement) to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern (except with respect to an Improper Conduct clawback). In the event it is determined by the Board that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement. Any capitalized terms used in this Acknowledgment without definition shall have the meaning set forth in the Policy.

By:

Printed Name:

Title:

Date: